Execution Version

AMENDMENT NO. 1

TO THE

MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT NO. 1 to the MASTER TRANSFER AGENCY AND SERVICE AGREEMENT (“Amendment”) is dated as of October 1, 2025, by and among VALIC RETIREMENT SERVICES COMPANY and SUNAMERICA SERIES TRUST and SEASONS SERIES TRUST (each, a “Trust,” and together, the “Trusts”).

WITNESSETH:

WHEREAS, the Boards of Trustees of the Trusts have approved this Amendment to the Master Transfer Agency and Service Agreement (“Agreement”), and it is not required to be approved by the shareholders of the Trusts.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. All references to Anchor Series Trust are hereby deleted.

2. Schedule A is hereby deleted and replaced with Schedule A attached hereto.

3. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

5. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

VALIC RETIREMENT SERVICES COMPANY

By:	/s/ Cindy Burnette
Name: Cindy Burnette
Title: Vice President and Assistant Treasurer

SEAONS SERIES TRUST
SUNAMERICA SERIES TRUST, severally and not jointly

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

Execution Version

Schedule A: Compensation

Effective October 1, 2025 (the “Effective Date”), the Trusts shall pay to the Transfer Agent an annual fee of $1,000,000 (the “Annual Fee”) for services provided pursuant to the Agreement. The Annual Fee shall increase 3.00% each year subsequent to the Effective Date. The following table sets forth the Annual Fee for the first three years:

Period	Annual Fee

October 1, 2025 – September 30, 2026	$1,000,000

October 1, 2026 – September 30, 2027	$1,030,000

October 1, 2027 – September 30, 2028	$1,060,900

Each Trust’s portion of the amount shall be based upon the number of Shareholders (i.e., separate accounts, plans, etc.) in such Trust as a percentage of the total number of Shareholders in all Trusts.